EXHIBIT 99.1

Barracuda Reports Fourth Quarter and Fiscal Year 2016 Results

•	Q4 total revenue grew 16% year-over-year to $83.7 million

•	Q4 non-GAAP earnings per share of $0.15

•	Q4 dollar-based renewal rate of 96%

CAMPBELL, Calif., April 26, 2016 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-connected security and data protection solutions, today announced results for its fourth quarter and fiscal year 2016, which ended February 29, 2016.

“We continue to build momentum in our core focus areas and are pleased with the initial results of our efforts to capitalize on the fastest growing trends in our markets,” said BJ Jenkins, President and CEO. “We are focusing our efforts to be the leader in security and data protection for our customers. To reach that goal, we have made investments in enhancing our product portfolio, mobilizing our teams, and expanding our avenues to market to meet the growing demand for cost effective cloud-enabled solutions that can be deployed and managed in ‘pay-as-you-go’ private and public cloud environments.”

“We delivered better than expected results in the fourth quarter, achieved non-GAAP earnings per share of $0.15, and our active subscriber count grew 14% to 278,000,” said David Faugno, CFO. “Demonstrating our belief in our strategy, we repurchased approximately $11 million of our shares in the open market during the quarter, bringing our total for the fiscal year to $19 million.”

Fourth Quarter 2016 Financial Summary

•	Total revenue increased 16% to $83.7 million, compared with $72.2 million in the fourth quarter of fiscal year 2015. Appliance revenue was $21.7 million, compared with $20.9 million in the fourth quarter of fiscal year 2015, and recurring subscription revenue grew to $62.1 million, up from $51.2 million in the fourth quarter of fiscal year 2015, representing 74% of total revenue.

•	Gross billings were $95.8 million, compared with $96.1 million in the fourth quarter of fiscal 2015. The count of active subscribers grew 14% to 278 thousand and the dollar-based renewal rate was 96% for the quarter.

•	GAAP net income was $3.2 million, or $0.06 per share, based on a diluted share count of 53.1 million, compared to a GAAP net loss of $68.4 million in the fourth quarter of fiscal 2015.

•	Non-GAAP net income was $7.9 million, or $0.15 per share, based on a diluted share count of 53.1 million. Non-GAAP net income excludes $7.4 million in stock-based compensation expense, $3.8 million of income tax benefits, $3.1 million in amortization of intangibles, $1.4 million in acquisition and other non-recurring benefits, and $0.6 million in other income.

Fiscal Year 2016 Financial Summary

•	Total revenue increased 15% to $320.2 million, compared with $277.4 million in fiscal year 2015. Appliance revenue grew 7% to $89.3 million, up from $83.1 million in fiscal year 2015, and recurring subscription revenue grew 19% to $230.9 million, up from $194.3 million in fiscal year 2015, representing 72% of total revenue.

•	Gross billings increased 4% to $377.5 million, compared with $364.3 million in fiscal year 2015.

•	GAAP net loss was $4.4 million, or $0.08 per share, based on a basic share count of 53.1 million.

•	Non-GAAP net income was $22.7 million, or $0.42 per share, based on a diluted share count of 54.3 million. Non-GAAP net income excludes $28.8 million in stock-based compensation expense, $12.4 million of income tax benefits, $5.6 million in amortization of intangibles, $5.0 million in acquisition and other non-recurring charges, and $0.1 million in other expense.

The reconciliation between GAAP and non-GAAP information is contained in the tables below.

Recent Company Highlights

•	Launched Barracuda Essentials for Office 365: Added a suite of cloud services, with simple per-user licensing, designed to help organizations expand on the security and data protection functionality in Office 365.

•	Introduced Advanced Security Capabilities: Announced availability of Anti-Phishing Link Protection and Advanced Threat Detection functionality for protection against targeted email attacks for customers of all sizes in on-premises and cloud-based environments.

•	Expanded NextGen Firewall Appliances: Expanded the NextGen Firewall product family with the new Barracuda NextGen Firewall S-Series, which is designed to enable customers to securely connect thousands of machine endpoints, enabling new ‘Internet of Things’ applications and deployments.

•	Enhanced Backup Products and Services: Announced enhancements to the Barracuda Backup product lines, including new subscription and cloud storage pricing and two new large-scale Barracuda Backup models. These updates offer additional flexibility for data protection and recovery in a single-source solution.

•	Enhanced Web Application Security Portfolio: Introduced the new Barracuda Vulnerability Manager, a cloud-based service to help customers detect vulnerabilities in their websites and applications running in on-premises, cloud, and hybrid environments.

•	Increased Industry Recognition: Recognized with numerous awards and accolades for channel commitment, customer service, and technology innovation – including CRN 5-Star Partner Program, Cloud Partner Program, and Channel Chief; 2016 SC Magazine Awards for Barracuda NextGen Firewall, Barracuda Web Application Firewall, and for the third time for Best Customer Service; 2016 Cybersecurity Excellence Awards Winner for Network Security for Barracuda NextGen Firewall F-Series; 2016 Infosecurity Products Guide “Gold” as Best Security Vendor, Customer Service Department of the Year, and Innovation in Cloud Security; InfoTech “Champion” for the MSSP use case for next-generation firewalls.

Conference Call Information

Barracuda will host a conference call and corresponding live webcast at 1:30 p.m. PT today. To access the conference call, dial 1-855-560-2573 for the U.S. or 1-412-542-4159 for international callers. The webcast will be available live on the investor relations section of the company’s website at investors.barracuda.com, and via replay beginning approximately two hours after the completion of the call for a period of one year. An audio replay of the call will be available to investors beginning at approximately 5:00 p.m. PT today through May 3, 2016 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 for international callers, and entering conference ID 10083175. Additional information can be found in an accompanying supplemental investor slide presentation located at investors.barracuda.com.

Forward-Looking Statements

This announcement contains forward-looking statements related to our ability to respond to the shifting market for cloud and SaaS deployments, changes in the growth rate of the markets in which we compete, changes in customer requirements, benefits and potential results related to our new products and product enhancements, and potential results from new initiatives and new channels and go-to-market strategies that involve risks and uncertainties, including statements regarding our expectations regarding financial performance and the potential impact of our new and updated products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for our products and services; a highly competitive business environment for network security and storage solutions; the company’s effectiveness in controlling expenses; the effects of significant developments in IT infrastructure deployments, particularly cloud computing; the impact of foreign currency fluctuations; the possibility that we might experience delays in the development of new technology and products; risks related to pending or future acquisitions; customer response to our new technology and products; risks related to pending or future litigation and regulatory matters; and a dependency on third parties for certain components of our products. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income, non-GAAP operating income, adjusted EBITDA and adjusted free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company’s operating activities with the company’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Condensed Consolidated Statement of Operations for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods.

These measures should only be used to evaluate the company’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company’s ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About Barracuda Networks Inc. (NYSE: CUDA)

Barracuda (NYSE: CUDA) simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications, and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployments. Barracuda’s customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data security. For additional information, please visit barracuda.com.

Barracuda Networks, Barracuda and the Barracuda Networks logo are registered trademarks or trademarks of Barracuda Networks, Inc. in the US and other countries.

Contacts:

Investor Relations: Adam Carson; +1 408-342-5480; ir@barracuda.com

Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	February 29, 2016	February 28, 2015
Assets
Current assets:
Cash and cash equivalents	$118,654	$151,373
Marketable securities	36,394	40,754
Accounts receivable, net of allowance for doubtful accounts	36,520	40,725
Inventories, net	5,648	4,454
Deferred costs	31,943	30,221
Deferred income taxes	—	479
Other current assets	12,450	12,260

Total current assets	241,609	280,266

Property and equipment, net	31,910	27,839
Deferred costs, non-current	27,019	27,715
Deferred income taxes, non-current	2,992	443
Other non-current assets	7,293	4,123
Intangible assets, net	39,386	9,217
Goodwill	69,595	39,742

Total assets	$419,804	$389,345

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$15,939	$16,356
Accrued payroll and related benefits	12,371	11,656
Other accrued liabilities	19,495	12,465
Deferred revenue	235,411	209,904
Deferred income taxes	—	563
Note payable	268	252

Total current liabilities	283,484	251,196

Long-term liabilities:
Deferred revenue, non-current	157,363	163,253
Deferred income taxes, non-current	2,478	2,396
Note payable, non-current	4,115	4,383
Other long-term liabilities	4,462	7,201

Stockholders’ deficit:
Common stock	52	53
Additional paid-in capital	337,439	316,035
Accumulated other comprehensive loss	(4,509)	(4,233)
Accumulated deficit	(365,080)	(350,939)

Total stockholders’ deficit	(32,098)	(39,084)

Total liabilities and stockholders’ deficit	$419,804	$389,345

Barracuda Networks, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
Revenue:
Appliance	$21,650	$20,942	$89,275	$83,146
Subscription	62,076	51,236	230,883	194,300

Total revenue	83,726	72,178	320,158	277,446

Cost of revenue	19,879	15,779	70,132	58,667

Gross profit	63,847	56,399	250,026	218,779

Operating expenses:
Research and development	17,120	16,570	71,251	58,737
Sales and marketing	33,504	31,621	138,324	125,526
General and administrative	10,998	9,491	47,338	35,438

Total operating expenses	61,622	57,682	256,913	219,701

Income (loss) from operations	2,225	(1,283)	(6,887)	(922)

Other income (expense), net	604	(1,147)	(262)	(3,674)

Income (loss) before income taxes	2,829	(2,430)	(7,149)	(4,596)
Benefit from (provision for) income taxes	406	(65,921)	2,727	(62,902)

Net income (loss)	$3,235	$(68,351)	$(4,422)	$(67,498)

Net income (loss) per share:
Basic	$0.06	$(1.30)	$(0.08)	$(1.30)
Diluted	$0.06	$(1.30)	$(0.08)	$(1.30)

Weighted-average shares used to compute net income (loss) per share:
Basic	52,746	52,629	53,070	51,898
Diluted	53,118	52,629	53,070	51,898

Barracuda Networks, Inc.

Reconciliation of Selected GAAP to Non-GAAP Financial Measures

(in thousands)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
GAAP cost of revenue	$19,879	$15,779	$70,132	$58,667
Amortization of intangible assets (1)	1,561	404	3,247	2,283
Depreciation expense (2)	1,550	930	5,062	3,175
Stock-based compensation expense (3)	310	143	1,062	389

Non-GAAP cost of revenue	$16,458	$14,302	$60,761	$52,820

GAAP sales and marketing expense	$33,504	$31,621	$138,324	$125,526
Amortization of intangible assets (1)	1,544	181	2,343	1,160
Depreciation expense (2)	(69)	34	160	153
Stock-based compensation expense (3)	1,565	1,265	6,566	3,811
Acquisition and other non-recurring charges (4)	(1,029)	99	(1,346)	99

Non-GAAP sales and marketing expense	$31,493	$30,042	$130,601	$120,303

GAAP research and development expense	$17,120	$16,570	$71,251	$58,737
Depreciation expense (2)	113	187	657	670
Stock-based compensation expense (3)	2,141	1,510	8,247	4,410
Acquisition and other non-recurring charges (4)	(536)	378	1,685	1,505

Non-GAAP research and development expense	$15,402	$14,495	$60,662	$52,152

GAAP general and administrative expense	$10,998	$9,491	$47,338	$35,438
Depreciation expense (2)	674	355	1,831	1,190
Stock-based compensation expense (3)	3,414	2,458	12,971	8,448
Acquisition and other non-recurring charges (4)	126	199	4,649	686

Non-GAAP general and administrative expense	$6,784	$6,479	$27,887	$25,114

GAAP total expense	$81,501	$73,461	$327,045	$278,368
Amortization of intangible assets (1)	3,105	585	5,590	3,443
Depreciation expense (2)	2,268	1,506	7,710	5,188
Stock-based compensation expense (3)	7,430	5,376	28,846	17,058
Acquisition and other non-recurring charges (4)	(1,439)	676	4,988	2,290

Non-GAAP total expense	$70,137	$65,318	$279,911	$250,389

Depreciation expense (2)	2,268	1,506	7,710	5,188

Non-GAAP total expense including depreciation	$72,405	$66,824	$287,621	$255,577

Barracuda Networks, Inc.

Reconciliation of Selected GAAP to Non-GAAP Financial Measures

(in thousands, except per share information)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
GAAP operating income (loss)	$2,225	$(1,283)	$(6,887)	$(922)
Amortization of intangible assets (1)	3,105	585	5,590	3,443
Stock-based compensation expense (3)	7,430	5,376	28,846	17,058
Acquisition and other non-recurring charges (4)	(1,439)	676	4,988	2,290

Non-GAAP operating income	$11,321	$5,354	$32,537	$21,869

GAAP net income (loss)	$3,235	$(68,351)	$(4,422)	$(67,498)
Amortization of intangible assets (1)	3,105	585	5,590	3,443
Stock-based compensation expense (3)	7,430	5,376	28,846	17,058
Acquisition and other non-recurring charges (4)	(1,439)	676	4,988	2,290
Income tax effect on non-GAAP exclusions (5)	(3,793)	64,326	(12,435)	56,445
Other expense (income) adjustments (6)	(631)	1,111	87	3,330

Non-GAAP net income	$7,907	$3,723	$22,654	$15,068

Non-GAAP diluted earnings per share (7)	$0.15	$0.07	$0.42	$0.28

Weighted-average shares used to compute diluted earnings per share	53,118	54,656	54,337	54,002

(1)	Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses on disposal and impairment of such assets, that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.
(2)	Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.
(3)	Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.
(4)	Acquisition and Other Non-Recurring Charges. We exclude certain expense items resulting from acquisitions and other non-recurring charges, which we do not expect to recur in our continuing operating results. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) costs and settlements associated with an internal investigation of export control compliance, (ii) costs associated with an intellectual property settlement, and (iii) legal, valuation consulting and other expenses incurred in connection with acquisitions, the fair value remeasurements of contingent considerations, the payments made under the terms of certain acquisition agreements and other non-recurring expenses.
(5)	Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other non-recurring charges, and (iv) quarterly changes to the valuation allowance previously established.
(6)	Other expense (income) adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments most significantly consist of foreign currency remeasurement gains and losses. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other income (expense), net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because foreign currency remeasurement adjustments can be inconsistent in amount and can vary from period to period.
(7)	Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
GAAP net income (loss)	$3,235	$(68,351)	$(4,422)	$(67,498)
Deferred revenue, end of period	392,774	372,862	392,774	372,862
Less: Deferred revenue, beginning of period	(391,617)	(357,694)	(372,862)	(313,157)
Less: Deferred costs, end of period	(58,962)	(57,936)	(58,962)	(57,936)
Deferred costs, beginning of period	59,255	56,114	57,936	50,279
Other expense (income), net	(604)	1,147	262	3,674
Provision for (benefit from) income taxes	(406)	65,921	(2,727)	62,902
Acquisition and other non-recurring charges	(1,439)	676	4,988	2,290
Stock-based compensation expense	7,430	5,376	28,846	17,058
Amortization of intangible assets	3,105	585	5,590	3,443
Depreciation expense	2,268	1,506	7,710	5,188

Adjusted EBITDA (1)	$15,039	$20,206	$59,133	$79,105

(1)	Adjusted EBITDA. We define adjusted EBITDA as net income (loss) plus increases in deferred revenue and increases in the associated deferred costs, plus non-cash and non-operating charges which include: (i) other expense (income), net, (ii) provision for (benefit from) income taxes, (iii) acquisition and other non-recurring charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. The deferred revenue balances for the periods presented exclude any remaining acquisition date deferred revenue amounts assumed in connection with our acquisition of C2C Systems Limited, which closed in the second quarter of fiscal 2015. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period.

Barracuda Networks, Inc.

Reconciliation of GAAP Cash Flows from Operating Activities to Adjusted Free Cash Flow

(in thousands)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
GAAP cash flows from operating activities	$15,395	$21,030	$49,266	$54,104
Purchase of property and equipment	(2,318)	(5,458)	(7,818)	(12,517)
Acquisition and other non-recurring charges (1)	3,373	667	5,107	2,017

Adjusted free cash flow (2)	$16,450	$16,239	$46,555	$43,604

(1)	Acquisition and Other Non-Recurring Charges. We exclude the cash flow impact resulting from acquisitions and other non-recurring charges, which we do not expect to recur in our continuing operating results. We believe that adjusting for these cash outflows allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The cash flows include: (i) payments associated with an intellectual property settlement, (ii) payments associated with an internal investigation of export control compliance, and (iii) payments related to legal, valuation consulting and other expenses incurred in connection with acquisitions, as well as the payments under the terms of certain acquisition agreements and other non-recurring expenses.
(2)	Adjusted Free Cash Flow. We define adjusted free cash flow as cash flows from operating activities less the purchases of property and equipment plus the cash flow effect of acquisition and other non-recurring charges. We believe that adjusting free cash flow to exclude these charges allows us to better compare results from period to period in order to assess the ongoing free cash flow of our business. We believe adjusted free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business and funding ongoing operations.

Barracuda Networks, Inc.

Reconciliation of GAAP Revenue to Gross Billings

(in thousands)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
GAAP Revenue	$83,726	$72,178	$320,158	$277,446
Total deferred revenue, end of period	392,774	372,862	392,774	372,862
Less: total deferred revenue, beginning of period	(391,617)	(357,694)	(372,862)	(313,157)
Deferred revenue adjustments	10,905	8,779	37,445	27,141

Total change in deferred revenue and adjustments	12,062	23,947	57,357	86,846

Gross billings (1)(2)	$95,788	$96,125	$377,515	$364,292

(1)	Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. The deferred revenue balances for the periods presented exclude any remaining acquisition date deferred revenue amounts assumed in connection with our acquisition of C2C Systems Limited, which closed in the second quarter of fiscal 2015. We believe that gross billings provide insight into the sales of our solutions and performance of our business.
(2)	In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the rates in effect at February 28, 2015, which was the last day of our prior fiscal year’s comparable quarter, were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.

Barracuda Networks, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended February 28/29,		Twelve months ended February 28/29,
	2016	2015	2016	2015
Operating activities
Net income (loss)	$3,235	$(68,351)	$(4,422)	$(67,498)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and impairment expense	5,373	2,091	13,300	8,631
Stock-based compensation expense	7,430	5,376	28,846	17,058
Excess tax benefits from equity compensation plans	(398)	(2,195)	(3,788)	(8,947)
Deferred income taxes	(2,665)	69,458	(6,592)	59,261
Other	(1,759)	282	(865)	486
Changes in operating assets and liabilities:
Accounts receivable, net	5,500	(160)	4,427	(12,945)
Inventories, net	471	682	(1,193)	1,189
Income taxes, net	1,873	(3,625)	2,756	(485)
Deferred costs	385	(2,101)	(1,112)	(8,189)
Other assets	(388)	(2,138)	(2,187)	(2,158)
Accounts payable	957	3,239	(720)	2,835
Accrued payroll and related benefits	(382)	1,656	3,339	1,959
Other liabilities	(5,306)	1,722	(1,526)	3,566
Deferred revenue	1,069	15,094	19,003	59,341

Net cash provided by operating activities	15,395	21,030	49,266	54,104

Investing activities
Proceeds from the sale of marketable securities	1,108	249	10,310	249
Proceeds from the maturity of marketable securities	5,520	735	20,047	735
Purchase of marketable securities	(6,981)	(30,489)	(26,021)	(41,977)
Purchase of property and equipment	(2,318)	(5,458)	(7,818)	(12,517)
Purchase of intangible assets	—	—	—	(38)
Purchase of investments in non-marketable equity and debt securities	—	(100)	(1,400)	(1,200)
Business combinations, net of cash acquired	—	—	(56,862)	(4,791)

Net cash used in investing activities	(2,671)	(35,063)	(61,744)	(59,539)

Financing activities
Proceeds from issuance of common stock	133	3,916	4,845	16,476
Taxes paid related to net share settlement of equity awards	(765)	(1,515)	(6,734)	(5,369)
Repurchase of common stock	(11,216)	—	(19,216)	—
Employee loans extended, net of repayment	24	1,150	(2,464)	1,921
Excess tax benefits from equity compensation plans	398	2,195	3,788	8,947
Repayment of note payable	(64)	(60)	(285)	(237)
Other	(75)	(34)	(330)	(34)

Net cash provided by (used in) financing activities	(11,565)	5,652	(20,396)	21,704

Effect of exchange rate changes on cash and cash equivalents	422	(141)	155	(775)

Net increase (decrease) in cash and cash equivalents	1,581	(8,522)	(32,719)	15,494

Cash and cash equivalents at beginning of period	117,073	159,895	151,373	135,879

Cash and cash equivalents at end of period	$118,654	$151,373	$118,654	$151,373